Exhibit 99.4

Part II, Item 6, Selected Financial Data, is updated from the information included in our Annual Report on Form 10-K for the year ended December 31, 2006, to adjust retroactively certain share and per share information to reflect our stock split effected, in the form of a stock dividend, as disclosed in note 17 of the notes to the consolidated financial statements filed with this report as Exhibit 99.7.  Unless otherwise indicated, all information is as of December 31, 2006.

PART II

ITEM 6.  SELECTED FINANCIAL DATA

The following table presents selected historical financial data for the years ended December 31, 2006, 2005, 2004, 2003, and 2002.

	(In Thousands, Except Per Share Data)
	Years Ended December 31,
	2006	2005	2004	2003	2002

INCOME STATEMENT DATA:
Total revenue from continuing operations	$224,170	$106,330	$98,368	$59,780	$36,256
Income (loss) from continuing operations	35,131	(3,842)	(7,290)	9,595	9,766
Income (loss) from discontinued operations	—	—	667	(5,818)	(1,533)
Net income (loss)	35,131	(3,842)	(6,623)	3,777	8,233
Income (loss) per share – Diluted
from continuing operations	$1.05	$(0.14)	$(0.27)	$0.35	$0.43
from discontinued operations	$—	$—	$0.02	$(0.21)	$(0.07)
Net income (loss) per share – Diluted	$1.05	$(0.14)	$(0.25)	$0.14	$0.36

BALANCE SHEET DATA:
Working capital related to continuing operations	$(45,864)	$(25,090)	$22,979	$39,023	$63,503
Total assets	382,220	418,471	244,317	143,186	108,037
Long-term debt	83,873	145,906	74,499	3,066	289
Stockholders’ equity	184,179	140,468	118,550	124,325	102,375

All per share amounts have been adjusted to reflect the 3 for 2 stock split effected as a 50% stock dividend paid on June 7, 2007.  See note 17 of the notes to the consolidated financial statements.

During July 2002, we acquired the Chapter 7 trustee business of CPT Group, Inc.  The acquisition was accounted for using the purchase method of accounting with the operating results of CPT Group included in our statements of operations since the date of acquisition.

During November 2002, we completed a private placement of 3,000,000 shares of common stock and received net proceeds of $28.1 million.

During January 2003, we acquired the member interests of BSI.  The acquisition was accounted for using the purchase method of accounting with the operating results of BSI included in our statements of operations since the date of acquisition.

In October 2003 we entered into a three-year arrangement related to our Chapter 7 bankruptcy trustee business that included various elements which had previously been provided on a standalone basis.  As a result, for the final quarter of 2003 and for the years ended December 31, 2005 and 2004 we deferred substantially all of our

Chapter 7 bankruptcy trustee revenue.  The $59.7 million of revenue deferred during these periods related to this arrangement was recognized during the year ended December 31, 2006.  The effect of this was to:  (i) reduce revenue recognized for the years ended December 31, 2005, 2004 and 2003 with a corresponding increase in revenue recognized for the year ended December 31, 2006; (ii) substantially decrease net income for the year ended December 31, 2003 and increase our net loss for the years ended December 31, 2005 and 2004, with a corresponding increase in net income for the year ended December 31, 2006; and (iii) substantially decrease our working capital as of December 31, 2005.

During November 2003, the decision was made to dispose of our infrastructure software business and the business was sold in April 2004.  Accordingly, all revenues, cost of sales, operating expenses, assets and liabilities related to infrastructure software have been reclassified as discontinued operations for all periods presented.  See note 14 of the notes to consolidated financial statements.

During January 2004, we acquired the equity of P-D Holding Corp. and its wholly-owned operating subsidiary, Poorman-Douglas Company (Poorman-Douglas).  The acquisition was accounted for using the purchase method of accounting with the operating results of Poorman-Douglas included in our statement of operations since the date of acquisition.  See note 13 of the notes to consolidated financial statements.

During October 2005, we acquired the equity of Hilsoft, Inc. (Hilsoft).  The acquisition was accounted for using the purchase method of accounting with the operating results of Hilsoft included in our statement of operations since the date of acquisition.  See note 13 of the notes to consolidated financial statements.

During November 2005, we acquired the equity of nMatrix, Inc. and nMatrix Australia Pty. Ltd. (collectively, nMatrix).  The acquisition was accounted for using the purchase method of accounting with the operating results of nMatrix included in our statement of operations since the date of acquisition.  See note 13 of the notes to consolidated financial statements.

On January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment.  We elected to adopt SFAS No. 123R using the modified version of prospective application.  Using this method, we recognized compensation costs related to share-based compensation beginning January 1, 2006.  Compensation costs related to share-based compensation for periods ended on or before December 31, 2005 are reflected on a pro forma basis.  See note 12 of the notes to the consolidated financial statements.  As a result of our adoption of SFAS No. 123R, during the year ended December 31, 2006 we recognized approximately $5.4 million of expense related to share options issued prior to but unvested as of January 1, 2006 as well as expense related to share options issued subsequent to January 1, 2006.

During May 2006, we acquired the net assets of Gazes LLC and placed these assets in a newly formed subsidiary, Epiq Advisory Services.  The acquisition was accounted for using the purchase method of accounting with the operating results of Epiq Advisory Services included in our statement of operations since the date of acquisition.  See note 13 of the notes to consolidated financial statements.